EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AMC Financial, Inc.:

We consent to the incorporation by reference in the registration statement No.333-1348 on Form S-8, registration statement No. 333-11383 on Form S-3, registration statement No. 333-28467 on Form S-3, registration statement No.333-36573 on Form S-3, registration statement No. 333-36055 on Form S-8 and registration statement No. 333-28465 on Form S-3 of Cityscape Financial Corp. of our report dated March 10, 2000, relating to the consolidated statements of financial condition of AMC Financial, Inc. (Formerly Cityscape Financial Corp.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the six-month period ended December 31, 1999, the six-month period ended June 30, 1999, and for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 Annual Report on Form 10-K of AMC Financial, Inc. Our report dated March 10, 2000, does not express an opinion on the consolidated financial statements of the Company for the six-month period ended June 30, 1999, and for each of the years in the two-year period ended December 31, 1998, because of uncertainties about the Company's ability to continue as a going concern as a result of its filing for bankruptcy. The consolidated financial statements for each of years in the two-year period ended December 31, 1998, do not include any adjustments that resulted from the outcome of these uncertainties.



                                          /s/ KPMG LLP

Houston, Texas
April 11, 2000